Exhibit 10.8

JOURNAL MEDIA GROUP, INC.
SUPPLEMENTAL BENEFIT PLAN
(Effective April 1, 2015)

Journal Media Group, Inc. (the “Company”) adopted this Journal Media Group, Inc. Supplemental Benefit Plan (the “SERP”) effective April 1, 2015. The SERP is intended to provide benefits equivalent to those provided under the Journal Communications, Inc. Supplemental Benefit Plan (the “JRN Plan”). The JRN Plan benefits were frozen temporarily effective July 1, 2009 and permanently effective January 1, 2011. Prior to the freeze, the JRN Plan supplemented pension benefits received by certain employees under the Journal Communications, Inc. Employees’ Pension Plan (“Pension Plan”) and the Journal Communications, Inc. 401(k) Plan (“401(k) Plan”) which were affected by Internal Revenue Code (“Code”) limitations.
The SERP is unfunded and is maintained by the Company for the purpose of providing deferred compensation for a select group of management or highly compensated employees.
The SERP is designed to comply with Internal Revenue Code Section 409A relating to deferred compensation. Any definitions and any ambiguities shall be interpreted so as to comply with that section.
1.    Eligibility.
Employees of the Company and former employees of Journal Communications, Inc. are eligible for benefits hereunder if both of the following apply:

(i)
As of the Distribution Time (as defined herein), the individual was either a current or a former employee Journal Communications, Inc. whose primary employment or former employment (respectively) related primarily to the newspaper business of Journal Communications, Inc. For purposes of the SERP, “Distribution Time” shall have the meaning set forth in the Employee Matters Agreement, dated July 30, 2014, by and among The E.W. Scripps Company, Desk Spinco, Inc., Scripps NP Operating, LLC, a Wisconsin limited liability company (formerly known as Desk NP Operating, LLC), Journal Communications, Inc., Boat Spinco, Inc., and Journal Media Group, Inc.)

(ii)	As of the Distribution Time, the individual was a participant under the JRN Plan.
Each person participating in this SERP is a “Participant.”

2.    Amount of Supplemental Benefit.
Supplemental benefits under the JRN Plan consisted of benefits related to the Pension Plan (“Pension Plan Benefit”) and benefits related to the 401(k) Plan (“401(k) Plan Benefits”). These benefits continue under this SERP, as described below:

(a)
Pension Plan Participants. The Pension Plan Benefit of each participant under the JRN Plan was frozen effective July 1, 2009. A Participant’s Pension Benefit under this SERP shall be equal to that Participant’s Pension Benefit under the JRN Plan as calculated as of the Distribution Time (as shown in Appendix A) and as adjusted to reflect applicable limits in the Code from time to time.

(b)
401(k) Plan Participants. The 401(k) Plan Benefit of each participant under the JRN Plan was frozen effective October 12, 2010. A Participant’s 401(k) Plan Benefit under this SERP shall be equal to that Participant’s 401(k) Plan Benefit under the JRN Plan as calculated as of the Distribution Time. Earnings shall be credited to the account of each Participant, from time to time, at the rate determined by the compensation committee of the Company’s board of directors.

3.    Payment of Benefits.

All payment terms that existed under the JRN Plan for any Participant shall continue to apply under this SERP. This includes (without limitations) form of payment, beneficiary designations, and timing of payment.

(a)
Pension Plan Benefits. Pension Plan Benefits which become payable to a Participant under this SERP shall be payable as of the first of the month following the later of the Participant’s separation from service or attainment of age 60 (subject to the requirements for “Specified Employees” as described below), in the following forms of payment.

(i)
Single Employees. If a Participant does not have a spouse as of the later of the Participant’s separation from service or attainment of age 60, Pension Plan Benefits under the SERP will be payable to the Participant in the form of a monthly single-life benefit. Such Pension Plan Benefit payments shall be made monthly during the Participant’s lifetime, with payments ceasing upon the Participant’s death.

(ii)
Married Employees. If a Participant does have a spouse as of the later of the Participant’s separation from service or attainment of age 60, Pension Plan Benefits under the SERP will be payable to the Participant in the form of a 50% joint and survivor benefit. Such

Pension Plan Benefit payments shall be made monthly during the Participant’s lifetime and, upon the Participant’s death, 50% of such benefits shall be payable to the Participant’s spouse for the spouse’s life. Pension Plan Benefit payments under the plan will cease on the later of the death of the Participant or the death of the Participant’s spouse.

(iii)
Small Benefit Cashouts. If, as of the later of a Participant’s separation from service or attainment of age 60, the Participant’s Pension Plan Benefits equal a monthly annuity of $100 or less, such Participant’s Pension Plan Benefits shall be paid in the form of a lump sum payment on the payment date specified in this Section 3(a). The actuarial factors used in this calculation shall be the same actuarial factors used for small amount cashouts under the Pension Plan.

(iv)
Death Benefits. If a Participant dies before Pension Plan Benefits under this SERP have begun, Pension Plan Benefits payable upon the Participant’s death, if any, will be made to the Participant’s beneficiary in a lump sum on the first day of the month following the later of the Participant’s death or the date on which the Participant would have attained age 60. If a Participant dies after Pension Plan Benefit payments under the SERP have begun, any benefits payable upon the Participant’s death shall be made in accordance with (ii) above.

(b)	401(k) Plan Benefits. 401(k) Plan Benefits that become payable to a Participant under this SERP shall be payable according to the following provisions:

(i)
Active Employees on January 1, 2008. For Participants who were in active employment with Journal Communications, Inc. on January 1, 2008, 401(k) Plan Benefits shall be made in a lump sum payment on the first of the month following the later of the Participant’s separation from service or attainment of age 60 (subject to the requirements for “Specified Employees” as described below).

(ii)
Terminated Employees prior to January 1, 2008. For Participants who separated from service with Journal Communications, Inc. prior to January 1, 2008, 401(k) Plan Benefits shall be made in the form of a lump sum payment on the later of January 1, 2008 or the first of the month following the Participant’s attainment of age 60.

(iii)	Death Benefits. If a Participant dies before 401(k) Plan Benefits under this SERP have been made, the Participant’s 401(k) Plan

Benefits will be paid to the Participant’s beneficiary in a lump sum on the first of the month following the Participant’s death.

(iv)
Small Benefit Cashouts. If, as of a Participant’s separation from service, the Participant’s 401(k) Plan Benefit is not greater than the applicable dollar amount under Code Section 402(g)(1)(B) and any other conditions to the limited cashouts exception contained in Section 1.409A-3(j)(4)(v) are satisfied, such Participant’s 401(k) Plan Benefits shall be paid in the form of a lump sum payment in the month following the Participant’s separation from service.

4.    Company’s Payment Obligation.
Benefits under this SERP shall be payable exclusively from the general assets of the Company, and the Company shall be under no obligation to set aside, earmark, or entrust any fund or assets with which to pay such benefits. Participants (and their beneficiaries) shall be general creditors of the Company with respect to benefits hereunder as, if, and when any benefits become payable.

5.    Beneficiary.
A Participant’s beneficiary hereunder shall be the same person(s) determined to be the Participant’s beneficiary under the Pension Plan (for benefits accrued pursuant to Section 2(a) of this SERP) or under the 401(k) Plan (for benefits accrued pursuant to Section 2(b) of this SERP). Beneficiary designations in effect under the JRN Plan shall continue under this SERP.

6.    General.
No Participant or beneficiary shall have any right to assign, transfer or otherwise convey to any person or entity the right to receive any payments hereunder. The Company reserves the right to amend or terminate this SERP in any manner, at any time, and for any reason.

7.Prior Plans.

This SERP supersedes all prior plans, including the JRN Plan for all Participants.

8.    Specified Employees.

Notwithstanding anything in the SERP to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this SERP by reason of a Participant’s separation from service during a period in which the Participant is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):

(a)
if the payment or distribution is payable in a lump sum, the Participant’s right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of the Participant’s death or the first day of the seventh month following the Participant’s separation from service; and

(b)
if the payment or distribution is payable in installments, the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following the Participant’s separation from service will be accumulated and the Participant’s right to receive payment or distribution of such accumulated amount will be delayed until the earlier of the Participant’s death or the first day of the seventh month following the Participant’s separation from service, whereupon the accumulated amount will be paid or distributed to the Participant, without interest, and the normal payment or distribution schedule for any remaining payments or distributions will resume.

For purposes of this SERP, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder, provided, however, that, as permitted in such final regulations, the Company’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board or a committee of the Board, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this SERP.

[END OF DOCUMENT]

APPENDIX A

Pension Plan Benefits as of the Distribution Time

BENEFIT ($)
ACTIVE EMPLOYEE PARTICIPANTS
Elizabeth Brenner
George Stanley

TERMINATED VESTED PARTICIPANTS
Todd Adams
James Clark
Cristina Garcia-Thomas
Steven Huhta
William M. Kaiser
Richard Luedtke
Scott Pompe
Mark Thomas

RETIRED PARTICIPANTS RECEIVING PAYMENT
Richard Dobson
Astrid Garcia
Kenneth Kieck
Gordon Lowry
Keith Spore